Exhibit 10.1

EXECUTION VERSION

SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (the “Agreement”), dated as of April 1, 2020, is entered into by and between Darren J. Tangen (“Executive”) and Colony Capital, Inc. (f/k/a Colony Financial, Inc., and together with its subsidiaries, the “Employer”). Capitalized terms used but not defined herein shall have the meanings specified in the Employment Agreement by and between Employer and Executive, dated March 16, 2015 (the “Employment Agreement”).
1.SEPARATION DATE. Executive and the Employer each acknowledges and agrees that Executive’s separation from Employer shall be effective as of April 10, 2020 (the “Separation Date”). Executive acknowledges and agrees that, effective as of Separation Date and pursuant to Section 4(g) of the Employment Agreement, Executive will resign from any and all positions Executive held, as applicable as a director, officer or otherwise, with the Employer and its managed entities except as otherwise agreed by Executive and Employer or such other managed entity, as applicable, and Executive agrees to execute any and all further documents necessary or appropriate to further memorialize any or all of such resignations.
2.    SEVERANCE PAYMENTS AND BENEFITS. Executive and Employer acknowledge and agree that the payments and benefits set forth in this Section 2, which consist of the payments and benefits provided under Section 4(c)(ii) of the Employment Agreement (the “Post-Termination Benefits”), are the sole payments and benefits payable to Executive in connection with his termination of employment. Executive acknowledges and agrees that the Post-Termination Benefits provided for in Section 2(b) shall be subject to Executive executing the general release of claims attached hereto as Annex A (the “Supplemental Release”) within twenty-one (21) days following the Separation Date pursuant to the terms hereof, and the applicable seven (7) calendar day revocation period expiring without revocation (the “Supplemental Release Condition”). Executive acknowledges and agrees Executive is not entitled to receive an Unpaid Bonus as Executive’s 2019 cash bonus was paid on February 27, 2020.
(a)    Executive shall be entitled to receive the Accrued Benefits at the time or times provided for in Section 4(a)(i) of the Employment Agreement.
(b)    Subject to the Supplemental Release Condition, the following amounts shall be paid or provided to Executive in accordance with the terms of, and at the time(s) provided in, Section 4(c)(ii) of the Employment Agreement:
(i)    A lump sum cash payment equal to the product of (i) two and (ii) the sum of (1) the Base Salary in effect immediately prior to the Separation Date and (2) the average Annual Bonus paid in respect of 2017, 2018 and 2019: $4,717,947 (the “Lump Sum Payment”);
(ii)    The Pro-Rated Bonus: $532,671;
(iii)    Continuation of the Company’s contributions necessary to maintain Executive’s coverage for the 24 calendar months immediately following the end of the calendar month in which the Separation Date occurs under the medical, dental and vision programs in which the Executive participated immediately prior to his termination of employment (and such coverage shall include the Executive’s eligible dependents); provided, that, if the Company determines in good faith that such contributions would cause adverse tax consequences to the Company or Executive under applicable law, the Company shall instead provide Executive with monthly cash payments during such 24-month period in an amount that, after reduction for applicable taxes (assuming Executive pays taxes at the highest marginal rates in the applicable jurisdictions), is equal to the amount of the Company’s monthly contributions referenced above. The applicable period of health benefit continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) shall begin on the expiration of such 24-month period;
(iv)    (i) All equity or equity-based awards actually issued to Executive by the Company prior to the Separation Date that vest solely based on Executive’s continued employment shall be fully vested (“Time-Based Awards”) and (ii) all equity or equity-based awards actually issued to Executive by the Company prior to the Separation Date that vest based in whole or in part on the achievement of specified performance goals or metrics (“Performance Awards”) shall remain outstanding and continue to vest based on the level of actual achievement of such performance goals or metrics, as determined in the same manner as applies to other recipients of such Performance Awards generally. A schedule of all Time-Based Awards and Performance Awards is set forth in the chart included on Exhibit B hereto; and
(v)    Notwithstanding any provision in any award or partnership or similar agreement (including any provisions providing for vesting, forfeiture, performance conditions, repurchase, so-called claw back rights or similar provisions), all Fund Incentives issued to Executive on or prior to the Separation Date shall be fully vested. Executive shall be issued vested Fund Incentives (the “Post-Separation Date Fund Incentives”) with respect to the (A) Bulk Industrial investment, with a sharing percentage of 17.5% and (B) Booster investment, with a sharing percentage of 6.4%; provided, that such Post-Separation Date Fund Incentives shall be issued at the same time as such incentives are issued to other recipients in the ordinary course of business. A schedule of Fund Incentives other than the Post-Separation Date Fund Incentives is set forth in the chart included on Exhibit B hereto.
3.    EXECUTIVE’S GENERAL RELEASE OF CLAIMS.
(a)    Waiver and Release. For and in consideration of continued employment with Employer through the Separation Date, the benefits provided for in this Separation and Release Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive, on behalf of himself and his heirs, executors, administrators and assigns, forever waives, releases and discharges Employer, its officers, directors, owners, shareholders and agents (collectively referred to herein as, the “Employer Group”), and each of its and their respective officers, directors, shareholders, members, managers, employees, agents, servants, accountants, attorneys, heirs, beneficiaries, successors and assigns (together with the Employer Group, the “Employer Released Parties”), from any and all claims, demands, causes of actions, fees, damages, liabilities and expenses (including attorneys’ fees) of any kind whatsoever, whether known or unknown, that Executive has ever had or might have against the Employer Released Parties that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by the Company, including, but not limited to (i) any claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of Title 42 of the United States Code, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, and/or any other federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released and (ii) any tort and/or contract claims, including any claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. Executive acknowledges that if the Equal Employment Opportunity Commission or any other administrative agency brings any charge or complaint on his behalf or for his benefit, the agreements in this Section 3 (this “Release”) bars Executive from receiving, and Executive hereby waives any right to, any monetary or other individual relief related to such a charge or complaint. This Release, however, excludes (i) any claims made under state workers’ compensation or unemployment laws, and/or any claims that cannot be waived by law, (ii) claims with respect to the breach of any covenant (including any covenants under the Employment Agreement and this Separation and Release Agreement) to be performed by Employer after the date of this Release, (iii) any rights to indemnification or contribution or directors’ and officers’ liability insurance under the Employment Agreement, the Indemnification Agreement (as defined below), any operative documents of the Company or any applicable law, (iv) any claims as a holder of Company equity awards under the Company’s equity incentive plans or as a holder of Fund Incentives, (v) any claims for vested benefits under any employee benefit plan (excluding any severance plan and including claims under the Consolidated Omnibus Budget Reconciliation Act of 1985) or any claims that may arise after the date Executive signs the Release, (vi) any additional amounts or benefits due under any applicable plan, program, agreement or arrangement of Employer or any Managed Company (including continuing “tail” indemnification and directors and officers liability insurance for actions and inactions occurring while the Executive provided services for Employer and its affiliates and continued coverage for any actions or inactions by the Executive while providing cooperation under this Agreement), including any such plan, program, agreement or arrangement relating to equity or equity-based awards, and (vii) the Post-Termination Benefits. For clarification, the parties acknowledge and agree that neither the Release nor the Supplemental Release modifies or releases the obligations of Colony Credit Real Estate Inc. (“CLNC”) under any indemnification or other agreement between CLNC and Executive.
(b)    Waiver of Unknown Claims; Section 1542. Executive intends to fully waive and release all claims against Employer; therefore, he expressly understands and hereby agrees that this Release is intended to cover, and does cover, not only all known injuries, losses or damages, but any injuries, losses or damages that he does not now know about or anticipate, but that might later develop or be discovered, including the effects and consequences of those injuries, losses or damages. Executive expressly waives the benefits of and right to relief under California Civil Code Section 1542 (“Section 1542”), or any similar statute or comparable common law doctrine in any jurisdiction. Section 1542 provides:
Section 1542. (General Release-Claims Extinguished) A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Executive understands and acknowledges the significance and consequences of this specific waiver of Section 1542 and, having had the opportunity to consult with legal counsel, hereby knowingly and voluntarily waives and relinquishes any rights and/or benefits which he may have thereunder. Without limiting the generality of the foregoing, Executive acknowledges that by accepting the benefits and payments offered in exchange for this Release, he assumes and waives the risks that the facts and the law may be other than he believes and that, after signing this Release, he may discover losses or claims that are released under this Release, but that are presently unknown to him, and he understands and agrees that this Release shall apply to any such losses or claims.
4.    NO CLAIMS BY EXECUTIVE. Executive affirms and warrants that he has not filed, initiated or caused to be filed or initiated any claim, charge, suit, complaint, grievance, action or cause of action against Employer or any of the other Employer Released Parties.
5.    NO ASSIGNMENT OF CLAIMS. Executive affirms and warrants that he has made no assignment of any right or interest in any claim which he may have against any of the Employer Released Parties.
6.    ADVICE OF COUNSEL. Executive acknowledges: (a) that he has been advised to consult with an attorney regarding this Agreement and the Release; (b) that he has, in fact, consulted with an attorney regarding this Agreement and the Release; (c) that he has carefully read and understands all of the provisions of this Agreement and the Release; and (d) that he is knowingly and voluntarily executing this Agreement and the Release.
7.    INSURANCE; INDEMNIFICATION. Following the Separation Date, Executive shall continue to be covered by such comprehensive directors’ and officers’ liability insurance and errors and omissions liability insurance as the Employer has established and maintained in respect of its directors and officers generally for actions and inactions occurring while the Executive provided services for Employer and its managed entities and continued coverage for any actions or inactions by the Executive while providing cooperation under the Employment Agreement, at Employer’s expense, and the Employer shall cause such insurance policies to be maintained in a manner reasonably acceptable to the Executive in accordance with the provisions clause (vi) of the last sentence of Section 3(a) above. The Executive shall also be entitled to indemnification rights, benefits and related expense advances and reimbursements under applicable law and pursuant to the indemnification agreements previously entered into with Employer (the “Indemnification Agreement”).
8.    CLNC MANAGEMENT AGREEMENT. Executive acknowledges and agrees that he will not, during the period commencing with the date hereof and ending on the earlier to occur of (i) the first anniversary of the Separation Date and (ii) the date of any sale, assignment or internalization of the Management Agreement, dated as of January 31, 2018, by and among CLNC, Credit RE Operating Company, LLC and CLNC Manager, LLC (the “Management Agreement”), (a) engage in any discussions or negotiations with any persons with respect to a potential sale or assignment of the Management Agreement; provided, that, Executive may engage in such discussions or negotiations with (x) Employer, (y) the board of directors of CLNC or (z) any other person with the prior permission of Employer, the board of directors of CLNC or the special committee of the board of directors of CLNC or (b) render any services as an employee, officer, director or consultant, or make any investment in, any person that Executive has knowledge is or intends to pursue a purchase or assignment of the Management Agreement.
9.    RESTRICTIVE COVENANTS.

(a)    Executive and the Employer acknowledge and agree that Sections 3 and 4 of the Restrictive Covenant Agreement and the Restricted Period shall each terminate as of the Separation Date, but the remainder of the Restrictive Covenant Agreement shall remain in full force and effect in accordance with its terms.
(b)    The Company acknowledges and agrees that nothing in the Release, the Restrictive Covenant Agreement, the Supplemental Release or otherwise shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state, or local governmental or law enforcement branch agency or entity (“Governmental Agency”) with respect to possible violations of any U.S. federal, state or local law or regulation or otherwise making disclosure to any Governmental Agency, in each case, that are protected under the whistleblower provisions of any such law or regulation to the extent such communications and/or disclosures are consistent with applicable law. In addition, Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 (“DTSA”) that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
10.    COMMUNICATIONS. Employer and Executive shall cooperate in good faith regarding any public announcement of Executive’s separation from employment with Employer, and Employer shall consider any timely comments from Executive related to any such communications in good faith.
11.    FEES. Employer shall promptly pay or reimburse Executive for reasonable attorneys’ fees incurred by Executive in connection with the review, negotiation, drafting and execution of this Agreement and the Supplemental Release and any agreements related thereto, in an aggregate amount not to exceed $25,000, subject to Executive providing Employer with reasonable documentation of such fees. Employer shall reimburse Executive for such fees within 10 business days following Executive’s submission to Employer of the documentation evidencing the fees.

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EXECUTIVE	COLONY CAPITAL, INC.

/s/ Darren J. Tangen	/s/ Ronald M. Sanders
Darren J. Tangen	Name: Ronald M. Sanders
Title: EVP and Chief Legal Officer

[Signature Page to Separation and Release Agreement]

Annex A
Supplemental Release
This Supplemental Release is entered into by and between Darren J. Tangen (“Executive”) and Colony Capital, Inc. (f/k/a Colony Financial, Inc., and together with its subsidiaries, the “Employer”). Capitalized terms used but not defined herein shall have the meanings specified in the Separation and Release Agreement, dated as of [●], 2020, by and between Employer and Executive (the “Separation Agreement”).
For and in consideration of the Post-Termination Benefits and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive agrees as follows:
1.    Waiver and Release. Executive, on behalf of himself and his heirs, executors, administrators and assigns, forever waives, releases and discharges Employer, its officers, directors, owners, shareholders and agents (collectively referred to herein as, the “Employer Group”), and each of its and their respective officers, directors, shareholders, members, managers, employees, agents, servants, accountants, attorneys, heirs, beneficiaries, successors and assigns (together with the Employer Group, the “Employer Released Parties”), from any and all claims, demands, causes of actions, fees, damages, liabilities and expenses (including attorneys’ fees) of any kind whatsoever, whether known or unknown, that Executive has ever had or might have against the Employer Released Parties that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by the Company, including, but not limited to (i) any claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of Title 42 of the United States Code, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Age Discrimination in Employment Act, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, and/or any other federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released and (ii) any tort and/or contract claims, including any claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. Executive acknowledges that if the Equal Employment Opportunity Commission or any other administrative agency brings any charge or complaint on his behalf or for his benefit, this Supplemental Release bars Executive from receiving, and Executive hereby waives any right to, any monetary or other individual relief related to such a charge or complaint. This Supplemental Release, however, excludes (i) any claims made under state workers’ compensation or unemployment laws, and/or any claims that cannot be waived by law, (ii) claims with respect to the breach of any covenant (including any covenant under the Employment Agreement or this Separation Agreement and Release) to be performed by Employer after the date of this Supplemental Release, (iii) any rights to indemnification or contribution or directors’ and officers’ liability insurance under the Employment Agreement, the Indemnification Agreement, any operative documents of the Company or any applicable law, (iv) any claims as a holder of Company equity awards under the Company’s equity incentive plans or as a holder of Fund Incentives, (v) any claims for vested benefits under any employee benefit plan (excluding any severance plan and including claims under the Consolidated Omnibus Budget Reconciliation Act of 1985) or any claims that may arise after the date Executive signs the Release, and (vi) any additional amounts or benefits due under any applicable plan, program, agreement or arrangement of Employer or any Managed Company (including continuing “tail” indemnification and directors and officers liability insurance for actions and inactions occurring while the Executive provided services for Employer and its affiliates and continued coverage for any actions or inactions by the Executive while providing cooperation under this Agreement), including any such plan, program, agreement or arrangement relating to equity or equity-based awards. For clarification, the parties acknowledge and agree that neither the Release nor the Supplemental Release modifies or releases the obligations of CLNC under any indemnification or other agreement between CLNC and Executive.
2.    Waiver of Unknown Claims; Section 1542. Executive intends to fully waive and release all claims against Employer; therefore, he expressly understands and hereby agrees that this Supplemental Release is intended to cover, and does cover, not only all known injuries, losses or damages, but any injuries, losses or damages that he does not now know about or anticipate, but that might later develop or be discovered, including the effects and consequences of those injuries, losses or damages. Executive expressly waives the benefits of and right to relief under California Civil Code Section 1542 (“Section 1542”), or any similar statute or comparable common law doctrine in any jurisdiction. Section 1542 provides:
Section 1542. (General Release-Claims Extinguished) A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Executive understands and acknowledges the significance and consequences of this specific waiver of Section 1542 and, having had the opportunity to consult with legal counsel, hereby knowingly and voluntarily waives and relinquishes any rights and/or benefits which he may have thereunder. Without limiting the generality of the foregoing, Executive acknowledges that by accepting the benefits and payments offered in exchange for this Supplemental Release, he assumes and waives the risks that the facts and the law may be other than he believes and that, after signing this Supplemental Release, he may discover losses or claims that are released under this Supplemental Release, but that are presently unknown to him, and he understands and agrees that this Supplemental Release shall apply to any such losses or claims.
3.    Acknowledgement of ADEA Waiver. Without in any way limiting the scope of the foregoing general release of claims, Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”) and that such waiver and release is knowing and voluntary. This waiver and release does not govern any rights or claims that might arise under the ADEA after the date this Supplemental Release is signed by Executive. Executive acknowledges that: (i) the consideration given for this Supplemental Release is in addition to anything of value to which Executive otherwise would be entitled to receive; (ii) he has been advised in writing to consult with an attorney of his choice prior to signing this Supplemental Release; (iii) he has been provided a full and ample opportunity to review this Supplemental Release, including a period of at least twenty-one (21) days within which to consider it (which will not be lengthened by any revisions or modifications); (iv) he has read and fully understands this Supplemental Release and has had the opportunity to discuss it with an attorney of his choice; (v) to the extent that Executive takes less than twenty-one (21) days to consider this Supplemental Release prior to execution, he acknowledges that he had sufficient time to consider this Supplemental Release with counsel and that he expressly, voluntarily and knowingly waives any additional time; and (vi) Executive is aware of his right to revoke this Supplemental Release at any time within the seven (7)-day period following the date on which he executes this Supplemental Release. Executive further understands that he shall relinquish any right he has to Post-Termination Benefits described in the Employment Agreement if he exercises his right to revoke this Supplemental Release. Notice of revocation must be made in writing and must be received by Ronald Sanders, General Counsel, Colony Capital, Inc., no later than 5:00 p.m. Pacific Time on the seventh (7th) calendar day immediately after the day on which Executive executes this Supplemental Release.
4.    Wages Fully Paid. Executive acknowledges and agrees that he has received payment in full for all salary and other wages, including without limitation any accrued, unused vacation or other similar benefits earned through the Separation Date.
5.    No Claims by Executive. Executive affirms and warrants that he has not filed, initiated or caused to be filed or initiated any claim, charge, suit, complaint, grievance, action or cause of action against Employer or any of the other Employer Released Parties.
6.    No Assignment of Claims. Executive affirms and warrants that he has made no assignment of any right or interest in any claim which he may have against any of the Employer Released Parties.
7.    Advice of Counsel. Executive acknowledges: (a) that he has been advised to consult with an attorney regarding this Supplemental Release; (b) that he has, in fact, consulted with an attorney regarding this Supplemental Release; (c) that he has carefully read and understands all of the provisions of this Supplemental Release; and (d) that he is knowingly and voluntarily executing this Supplemental Release in consideration of the Post-Termination Benefits provided under the Employment Agreement and the Separation Agreement.
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EXECUTIVE	COLONY CAPITAL, INC.

Darren J. Tangen	Name:
Title:
Date:	Date:

[Signature Page to Supplemental Release Agreement]

Annex B
Equity Awards and Fund Incentives
[Attached]